SECOND AMENDMENT TO
AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN
GPS FUNDS II
AND
ASSETMARK, INC.
(FORMERLY, GENWORTH FINANCIAL WEALTH MANAGEMENT, INC.)

This Second Amendment (the “Amendment”) is entered into as of January 19, 2016, by and between GPS Funds II, a Delaware statutory trust (the “Trust”), and AssetMark, Inc. (formerly, Genworth Financial Wealth Management, Inc.), a California corporation (“AssetMark”).

The parties hereby amend the Amended and Restated Administrative Services Agreement dated September 30, 2011, as amended September 1, 2012 (the “Agreement”), as set forth below.  Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

Effective immediately, Appendix A of the Agreement is replaced with Appendix A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

GPS FUNDS II

By:  ___________________________________
Name:
Title:

ASSETMARK, INC.

  By:  ___________________________________
Name:
Title:

APPENDIX A

GuidePath® Growth Allocation Fund
GuidePath® Conservative Allocation Fund
GuidePath® Tactical Allocation Fund
GuidePath® Absolute Return Allocation Fund
GuideMark® Opportunistic Fixed Income Fund
GuidePath® Multi-Asset Income Allocation Fund
GuidePath® Managed Futures Strategy Fund
GuidePath® Flexible Income Allocation Fund